SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20579
                     ----------------------------------

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) - January 30, 1997

                       AES China Generating Co. Ltd.
           (Exact name of registrant as specified in its charter)


    Bermuda                  0-23148                 98-0152612
(State or other          (Commission               (IRS Employer
jurisdiction of          File Number)              Identification No.)

3/F(W), Golden Bridge Plaza
No. 1(A) Jianguomenwai Avenue
Beijing, 100020
Peoples Republic of China                              N/A
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code: (8610) 6508-9619




Item 5.        Other Events

        The AES Corporation ("AES") has offered to remove the $14.50 per share cap on the value to be received by Class A shareholders of AES China Generating Co. Ltd ("AES ChiGen") pursuant to the previously announced amalgamation transaction involving AES ChiGen and a sub-sidiary of AES by removing the possibility of a downward adjustment to the 0.2900 exchange ratio in the event that the price for AES's common stock trades above $50 per share. The actual number of shares of AES Common Stock to be received by Class A shareholders of AES ChiGen will be 0.2900 of a share of AES Common Stock for each share of AES ChiGen Class A Common Stock, provided that the average closing price of AES Common Stock on the NYSE is at least $45.00 during the measuring period. The measuring period begins 18 trading days and ends 3 trading days before the AES ChiGen special meeting. The date for the Special Meeting has not yet been set. An amended amalgamation agreement, reflecting the increased offer, will be presented in the near future to the Special Committee of Class A Directors and the entire Board of Directors of AES ChiGen for their consideration.


                                SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          AES CHINA GENERATING CO. LTD.


Date: February 5, 1997                    By:       /s/ Jeffery A. Safford
                                             Name:  Jeffery A. Safford
                                             Title: Vice President and
                                                    Chief Financial Officer